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Exhibit 10.1

SUMMARY OF 2012 INCENTIVE COMPENSATION PLAN

        On March 26, 2012, the Compensation Committee of the Board of Directors of Comfort Systems USA, Inc. (the "Compensation Committee") authorized certain equity grants under the Company's Long-term Incentive Plan. The Named Executive Officers are Mr. Brian E. Lane, President and Chief Executive Officer; Mr. William George, III, Executive Vice President and Chief Financial Officer; Mr. Trent T. McKenna, Vice President and General Counsel; and Ms. Julie S. Shaeff, Senior Vice President and Chief Accounting Officer.

  Long-term Incentive Plan Grants

        The Compensation Committee determined grants under the Company's Long-term Incentive Plan. These grants were determined based on the closing price of the Company's common stock on March 26, 2012, the date the Compensation Committee met to approve the grants. The distribution of awards under the Long-term Incentive Plan is structured so that 30% of the awards were in the form of stock options, 30% in the form of time vesting restricted stock units, and 40% in the form of dollar-denominated performance vesting restricted stock units.

        Time vesting restricted stock units.    The time vesting restricted stock units vest in three equal installments over a three-year vesting schedule.

        Time vesting stock options.    The time vesting stock options are exercisable at $11.21 per share, will expire at the earlier of ten years from the date of grant or three months following the executive's termination from employment with the Company, and vest in three equal installments over a three-year vesting schedule.

        Dollar-denominated performance vesting restricted stock units.    The dollar-denominated performance vesting restricted stock units ("PSUs") are subject to two performance measures: 50% of the PSUs have an EPS measure and 50% of the PSUs have a measure based on total shareholder return relative to the Company's peer group. The PSUs have a three-year performance period and will be eligible to vest at the end of the three-year performance period. Depending on the Company's performance in relation to the established performance measures, the awards may vest at 0-200% of the targeted amount. The PSUs are a dollar-denominated award. The target award amount of PSUs reflected in the table below is merely nominal, being based on the dollar amount specified in the award agreement divided by $11.21, the closing price of the Company's common stock on the date of grant. The dollar amount of the target award is also provided in the table below. In the event the Company achieves the necessary performance metrics, the value of the grant will be determined in dollars and settled in stock, so that the actual number of shares awarded will be based on the market price of the Company's common stock at the end of the performance period.

        The 2012 awards were granted to the following executives for the purpose of providing an incentive for those individuals to work for the Company's long-term success:

Executive	Time Vesting RSUs	Time Vesting Stock Options	Dollar- Denominated Performance Vesting RSUs (Target)
Brian E. Lane	20,071	54,247	26,762
President and Chief Executive Officer			$(300,002)
William George, III	13,488	36,454	17,984
Executive Vice President and Chief Financial Officer			$(201,600)
Trent McKenna	7,627	20,614	10,169
Vice President and General Counsel			$(113,994)
Julie Shaeff	4,817	13,019	6,423
Senior Vice President and Chief Accounting Officer			$(72,002)

  2012 Incentive Compensation Plan for Executive Officers

        On December 15, 2011, the Compensation Committee adopted the 2012 annual incentive compensation for the Named Executive Officers, which is provided under a shareholder approved plan intended to satisfy the requirements for deductibility of performance-based compensation under Section 162(m) of the Internal Revenue Code. The plan consists of two distinct elements. The first element of the plan rewards the senior executives of the Company for obtaining certain earnings per share ("EPS") target thresholds (the "Objective Bonus"). The second element of the plan rewards the achievement of certain performance metrics individualized for each executive (the "Subjective Bonus").

        For the Objective Bonus, the Compensation Committee has set a bonus range based on a target that is correlated with the Company's annual EPS. The range for the Objective Bonus for Messrs. Lane and George will be 20 percent to 150 percent of 90 percent of their respective annual base salaries. For Ms. Shaeff and Mr. McKenna, the range for the Objective Bonus will be 20 percent to 150 percent of 40 percent of their respective annual base salaries. The Objective Bonus is zero until a certain EPS threshold is met, it then scales from 20 percent to 50 percent on a straight-line basis as it moves from 60 percent of the EPS target to 100 percent of the EPS target. Should the Company's performance exceed the EPS target, it then scales from 50 percent to 150 percent on a straight-line basis as it moves from 100 percent of the EPS target to 300 percent of the EPS target. With regard to the Subjective Bonus, each executive is reviewed individually and at the sole discretion of the Compensation Committee is awarded a bonus within a set range of potential outcomes based on a percentage of annual base salary. For Messrs. Lane and George, the range is 0 to 100 percent of 10 percent of annual base salary; for Ms. Shaeff and Mr. McKenna, the range is 0 to 100 percent of 20 percent of annual base salary.

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  Exhibit 10.1
SUMMARY OF 2012 INCENTIVE COMPENSATION PLAN